EXHIBIT 99.1

AHL Services, Inc. Heinz Stubblefield, Chief Financial Officer 703-528-9688	FitzGerald Communications Bob Joyce 617-585-2298

AHL Services, Inc. Shareholders Approve Going-Private Agreement

ARLINGTON, Va. – August 19, 2003—AHL Services, Inc. (NASDAQ: AHLS), a leading provider of marketing support services, announced that at the special meeting of AHL’s shareholders held today the company’s shareholders approved the merger of a newly-formed corporation owned by Cravey, Green & Wahlen into the company. AHL and CGW expect the merger to close by August 21, 2003, provided all other conditions to the merger are satisfied.

At the special meeting, AHL’s shareholders also approved the amended and restated Articles of Incorporation, authorized an increase of the number of shares to be issued under AHL’s Employee Stock Purchase plan, and re-elected three AHL directors.

About AHL Services, Inc.

AHL Services, Inc., headquartered in Arlington, Va., is a leading provider of marketing support services in North America. AHL’s integrated marketing support solutions enhance the effectiveness and efficiency of many marketing companies. Strategic offerings include integrated product, promotional and point-of-sale fulfillment and distribution; information management and business intelligence; customer relationship management; and in-store merchandising.

AHL also operates specialized staffing services which provide temporary staffing solutions to a broad range of clients utilizing both skilled and semi-skilled workers throughout Germany. AHL’s is one of the largest German based staffing agencies, satisfying a broad range of clients’ staffing needs in many business sectors, including the automotive, aerospace and engineering sectors.

About Cravey, Green & Wahlen

Cravey, Green & Wahlen is a private equity investment firm based in Atlanta, Ga., which supports management teams in acquisitions and recapitalizations of middle-market companies, typically involving transactions valued between $25 and $200 million. The firm invests through its managed partnerships, CGW Southeast Partners. With current equity capital under management in excess of $750 million, CGW is the largest firm of its type in the Southeast and is one of the leading middle-market investment firms in the United States.

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of AHL, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and AHL’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by AHL’s forward-looking statements are: AHL’s ability to complete the transaction with CGW, including the satisfaction of necessary closing conditions; AHL’s ability to continue to satisfy covenants under its credit facility; reliance on the trend toward outsourcing marketing services; reliance on a small number of clients for a significant portion of AHL’s revenues; dependence on AHL’s labor force; competition in AHL’s industry; and general economic conditions. Certain of these risk factors and other risk factors are detailed in AHL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Shareholders should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made and are subject to uncertainties that are beyond AHL’s control.

###